Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated March 15, 2013, by and between Caldera Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware with offices located at 278 DP Road, Suite D, Los Alamos, New Mexico 87544 (the “Corporation”) and Benjamin Warner, an individual with a residence at 903 Tewa Loop, Los Alamos, NM 87544 (the “Executive”).

1.                EMPLOYMENT; DUTIES

The Corporation hereby engages and employs Executive as the Chairman of the Board of Directors, Chief Executive Officer and President of the Corporation, and Executive hereby accepts such engagement and employment as Chairman of the Board of Directors, Chief Executive Officer and President of the Corporation, for the term of this Agreement as long as Executive desires to serve. It is expected that Executive will perform such duties commensurate with such titles and as the Board of Directors of the Corporation shall reasonably determine, and the employment duties of Executive will include reporting directly to the Board of Directors of the Corporation for the full time high quality performance of directing, supervising and having responsibility for all aspects of the operations and general affairs of the Corporation as directed by the Board of Directors.  Executive further agrees to serve without additional compensation as an officer or director of any subsidiaries of the Corporation upon request of the Board of Directors.

2.                TERM

The term (the “Term”) of Executive’s employment shall be five (5) years from the execution date of this Agreement unless terminated earlier under Section 6 of this Agreement. The parties may extend the Term for an additional five (5) year period upon mutual consent of Executive and the Board of Directors of the Corporation, upon terms to be agreed upon by the parties.

3.                COMPENSATION

(A)             As compensation for the performance of his duties on behalf of the Corporation, Executive shall receive the following:

(i)            Executive shall receive an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) for the Term (the “Base Salary”), payable semi-monthly.

(ii)          The Executive shall be eligible for an annual bonus payable in cash or equity.  Any bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation.  The amount of such bonus shall depend on the achievement by the Executive and/or the Corporation of certain objectives to be established by the Board or the Compensation Committee in consultation with the Executive, along with such other factors the Board and Compensation Committee deems relevant.  Any bonus for a given fiscal year shall be payable in one lump sum upon approval by the Board of Directors of the Corporation or the Compensation Committee, which shall be obtained by the Corporation on or about January 31 of the following year.

(iii)          Executive shall receive 185,000 stock options with a strike price of $1.50, vesting monthly at a rate of 15,417 options per month, starting on April 1, 2013.

(B)              The Corporation shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive, including all travel, lodging and entertainment, against receipt by the Corporation, as the case may be, of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Corporation. The Corporation shall provide a computer, cellular phone and office for Executive.

(C)              The Corporation shall provide Executive with full advance indemnification to the extent permitted by Delaware law, including indemnification for activities at all subsidiaries.

(D)              Executive shall be entitled to paid time off in accordance with the Corporation’s policies in effect on March 15, 2013. The Corporation shall provide Executive and his family with healthcare coverage pursuant to the Corporation’s healthcare insurance policy plan, five million dollars in life insurance benefitting his family, as well as any other benefits provided to executive officers.

4.                CONFIDENTIAL INFORMATION

(A)              Executive agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, the Corporation’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any affiliates or any of their clients, except in the interest of the Corporation or in the course of the business of the Corporation. Executive agrees: (i) not to use any such information for himself or others except in the interest of the Corporation, and (ii) not to take any such material or reproductions thereof from the Corporation’s facilities at any time during his employment by the Corporation other than to perform his duties hereunder, which may include the use of computers, equipment, and facilities not owned by the Corporation, including those owned by Executive. Executive agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(B)              In the event that Executive breaches any provisions of this Section 4 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Executive agrees that in the event that he breaches the covenants in this Section 4, in addition to any other rights that the Corporation may have, Executive shall be required to pay to the Corporation any amounts he receives in connection with such breach.

(C)              Executive recognizes that in the course of his duties hereunder, he may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Executive agrees not to:

(i)           Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Corporation or others in connection herewith, and

(ii)          Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

5.                INVENTIONS DISCOVERED BY EXECUTIVE

Executive shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term): (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which Executive was or is involved; (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises; or (c) which directly relates to any of Executive’s work during the Term, whether or not during normal working hours. Executive hereby assigns to the Corporation all of Executive’s right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Executive’s agreed compensation during the course of Executive’s employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive’s employment at the rate of $2,000/day. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Corporation and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17U.S.C.(S)101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17U.S.C.(S)101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. Executive hereby irrevocably designates counsel to the Corporation as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation's rights under this Section.  This Section 7 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

6.                TERMINATION

(A)              Executive’s employment hereunder shall continue as set forth in Section 2 hereof unless terminated upon the first to occur of the following events:

(i)                The Executive’s death.

(ii)           Just Cause, as defined below. In the event that the Corporation intends to terminate the employment of Executive by reason of Just Cause, the Corporation shall give the Executive written notice of the Corporation’s intention to terminate Executive’s employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period. “Just Cause”, meaning the Executive’s:

(a)           gross insubordination; acts of embezzlement or misappropriation of funds; fraud; dereliction of fiduciary obligations;

(b)           conviction of a felony or other crime involving moral turpitude, dishonesty or theft;

(c)           willful unauthorized disclosure of confidential information belonging to the Corporation or entrusted to the Corporation by a client;

(d)           material violation of any provision of the Agreement, which is not cured by Executive within ninety (90) days of receiving written notice of such violation by the Corporation;

(e)           willful failure to perform his written assigned tasks, where such failure is attributable to the fault of Executive which is not cured by Executive within ninety (90) days of receiving written notice of such violation by the Corporation.

(iii)          “Without Just Cause”, meaning written notice by the Corporation to the Executive of a termination without Just Cause and other than due to death.

(iv)          Good Reason by the Executive. In the event that the Executive intends to terminate his employment for Good Reason, the Executive shall give the Corporation written notice of his intention to terminate his employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period. “Good Reason”, meaning a reasonable determination by the Executive that the following has occurred:

(a)           a material breach by the Corporation of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Executive; or

(b)           an assignment to Executive of any duties materially inconsistent with Executive’s position(including status, office, title and reporting requirements) authority, duties or responsibilities as contemplated by this Agreement which results in material diminution in such position, authority, duties or responsibilities, specifically excluding for this purpose an isolated and insubstantial action not taken in bad faith which is remedies by the Corporation after receipt of notice thereof given by Executive; or

(c)           a change in control which shall mean (a) any person becomes the beneficial owner (as term is defined in the Securities Exchange Act of 1934) directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power of Company’s shares; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are Incumbent Directors.  Incumbent Directors shall mean directors who are either directors of the Corporation on the date hereof or are elected by the Board of Directors with the affirmative vote of a majority of the Incumbent Directors at the time of election; or (c) the Corporation merges with another corporation after which a majority of the shares of the resulting entity are not held by shareholders of the Corporation prior to the merger.

(v)           “Without Good Reason”, meaning written notice by the Executive to the Corporation of a termination without Good Reason.

(B)              If the Executive’s employment hereunder is terminated for any reason, the Executive or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Executive under Section 3, to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”);  provided ,  however , that if Executive’s employment is terminated (1) by the Corporation without Just Cause or by the Executive for Good Reason then in addition to paying the Accrued Obligations, the Corporation shall continue to pay the Executive his then-current base salary and continue to provide benefits to the Executive at least equal to those which he had at the time of termination for a period the longer of the remainder of the Term or of one year after termination (“Severance”) and Executive shall have the right to exercise any vested options until the earlier of the expiration of the severance or the expiration of the term of the option, or (2) by reason of death, then in addition to paying the Accrued Obligations, Executive or his heirs shall have the right to exercise any vested options until the expiration of the term of the option. Subject to the provisions of the next sentence, if the Executive is entitled to receive Severance under this Agreement, the Severance will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Corporation.

7.                NOTICES

Any notice or other communication under this Agreement shall be in person or in writing and shall be deemed to have been given (i) when delivered personally against receipt therefor; (ii) one (1) day after being sent by Federal Express or similar overnight delivery; (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party; or (iv) when sent by facsimile, followed by oral confirmation and with a hard copy sent as in (ii) or (iii) above.

8.                SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

9.                ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

10.              BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Executive’s obligations hereunder may not be transferred or assigned by Executive.

11.              NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

12.              GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Mexico of the United States of America without regard to principles of conflict of laws.  The State of New Mexico shall be the exclusive jurisdiction for any disputes arising under this Agreement and the Parties hereby consent to such jurisdiction.

13.              HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Corporation:

CALDERA PHARMACEUTICALS, INC.

By:	/s/ Edward Roffman, director
Title:	Authorized agent

Executive:

/s/ Benjamin Warner
BENJAMIN WARNER